Exhibit 99.1

News Release

Superior Reports First Quarter 2019 Financial Results

First Quarter 2019 Highlights:

•	Unit shipments of 5.0 million compared to 5.5 million in the prior year

•	Net sales of $357.7 million compared to $386.4 million in the prior year

•	Value-Added Sales(1) of $192.8 million compared to $207.4 million in the prior year

•	Value-Added Sales(1) per wheel of $38.26, up $0.80 compared to the prior year

•	Net income of $2.0 million and a loss per diluted share of $0.24(2), which includes acquisition-related and other expenses of $0.02 per diluted share

•	Adjusted EBITDA(1) of $43.2 million compared to $52.2 million in the prior year

•	Full year 2019 outlook reaffirmed

SOUTHFIELD, MICHIGAN – May 9, 2019 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the first quarter ended March 31, 2019.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Units in Thousands)

	Three Months
	1Q 2019	1Q 2018
Units
North America	2,624	3,035
Europe	2,415	2,502

Global	5,039	5,537
Net Sales
North America	$185.1	$204.1
Europe	172.6	182.3

Global	$357.7	$386.4
Valued-Added Sales(1)
North America	$89.3	$102.5
Europe	103.5	104.9

Global	$192.8	$207.4

Timothy McQuay, Executive Chairman of Superior, commented, “During the first quarter of 2019, we faced lower shipment volumes compared to last year, primarily in our North American operations, which was driven by reduced take rates on several platforms that we supply as well as softer industry production levels at our key customers. Our European business also continued

(1)	See “Non-GAAP Financial Information” below and the attached pages for reconciliations to the most comparable GAAP measures
(2)	See attached pages for reconciliation from net income to diluted earnings per share to be impacted by softer industry production volumes within our customer base. Despite these headwinds in volume, we continued to capture the benefits from favorable product mix, including a secular shift to larger and more premium wheels during the quarter, with Value-Added Sales per wheel increasing $0.80 compared to the same period last year. While we anticipate the lower volumes in North America to persist throughout 2019, our focus remains on operational improvements and best-in-class execution in order to continue capitalizing on the secular trends. Also, during the quarter, our efforts and focus on cash flow generation yielded positive results with the net change in cash up $29.2 million year-over-year.”

“In addition, in April, we were extremely pleased to announce the appointment of Majdi Abulaban as President and Chief Executive Officer. Majdi brings to Superior a long track record of operational excellence and leadership within the automotive industry. We are looking forward to him joining the team next week,” concluded Mr. McQuay.

First Quarter Results

Wheel unit shipments were 5.0 million for the first three months of 2019 compared to unit shipments of 5.5 million in the prior year period. As mentioned above, the decrease was primarily due to lower shipments in our North American operations with some softness in Europe.

Net sales for the first quarter of 2019 were $357.7 million compared to $386.4 million in the prior year period. The reduction was driven by reduced volumes, a weaker Euro, and lower aluminum prices, partially offset by improved product mix comprised of larger diameter wheels and premium finishes in both regions.

Value-Added Sales, a non-GAAP measure as defined and reconciled to net sales below, were $192.8 million for the first quarter of 2019, a 7.0% decrease compared to the prior year period. Value-Added Sales were impacted by lower shipments in both regions and a weaker Euro, partially offset by favorable product mix. Excluding the impact of foreign exchange, Value-Added Sales decreased 2.9% year-over-year.

Gross profit for the first quarter of 2019 was $33.1 million compared to $50.0 million in the prior year period. The decrease was primarily due to lower shipments and production, higher energy costs, and the alignment of reporting for selling, general, and administrative (“SG&A”) expenses between our North American and European operations, which resulted in higher cost of goods sold and lower SG&A expenses by approximately $4 million. While unit shipments were down 0.5 million, production of finished goods was reduced further in order to manage inventory levels. These items were partially offset by improved product mix. Globally, the impact on gross profit from foreign exchange was muted with a favorable all-in Mexican Peso rate, inclusive of Superior’s hedging program, offsetting a weaker Euro.

SG&A expenses for the first quarter of 2019 were $14.5 million, or 4.1% of net sales, compared to $22.4 million in the prior year period. The decrease is primarily due to lower integration expenses as well as the previously mentioned alignment of reporting for SG&A between our regions.

Income from operations for the first quarter of 2019 was $18.6 million, compared to $27.6 million in the same prior year period.

The provision for income taxes for the first quarter of 2019 was $4.9 million, resulting in an effective tax rate of 71.7% compared to an effective tax rate of 24.6% in the prior year period. The higher tax rate was the result of U.S. taxation of foreign earnings under the GILTI (Global Intangible Low Taxed Income) provisions of tax reform, as well as the recognition of a valuation allowance on non-deductible interest expense.

For the first quarter of 2019, Superior reported net income of $2.0 million and a loss per diluted share of $0.24, including acquisition-related and other expenses of $0.02 per diluted share. This compares to net income of $10.3 million, or $0.07 per diluted share, in the prior year period.

Adjusted EBITDA, a non-GAAP measure as defined and reconciled to net income below, was $43.2 million for the first quarter of 2019 compared to $52.2 million in the prior year period. The decrease in Adjusted EBITDA was primarily driven by lower production and sales volumes and higher energy costs, partially offset by improved product mix.

Cash Flow

Net cash provided by operating activities was $28.7 million for the first quarter of 2019 compared to $14.4 million in the prior year period. The increase was mainly due to improved working capital management, including inventory and usage of Superior’s accounts receivable program, as well as the timing of cash tax payments, partially offset by lower earnings.

Cash used for capital expenditures during the first quarter of 2019 totaled $13.4 million.

During the quarter, Superior paid total dividends of $6.1 million. Superior also purchased $1.4 million in shares from minority shareholders of Superior Industries Europe AG, leaving $12.2 million outstanding.

Capital Structure and Liquidity

Total funded debt and net debt at March 31, 2019 were $680.1 million and $626.5 million, respectively. Cash and available amounts under revolving credit facilities totaled $243.4 million at the end of the quarter.

2019 Outlook

Superior reaffirmed its full year 2019 outlook as follows:

•	Net sales are expected to be in the range of $1.42 billion to $1.47 billion, driven by unit shipments of 19.85 million to 20.30 million

•	Value-Added Sales are expected to be in the range of $765 million to $805 million

•	Adjusted EBITDA is expected to be in the range of $170 million to $185 million

•	Cash flow from operations is expected to be between $125 million and $145 million

•	Capital expenditures are expected to be approximately $85 million

Value-Added Sales and Adjusted EBITDA are non-GAAP measures as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2019 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, May 9, 2019. The conference call may be accessed by dialing (855) 719-5012 for participants in the U.S./Canada or +1 (334) 323-0505 for participants outside the U.S./Canada using the required conference ID 6276873. The live conference call can also be accessed by logging into Superior’s website at www.supind.com or by clicking this link: earnings webcast link. A replay of the webcast will be available on Superior’s website immediately following the conclusion of the call.

During the conference call, management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration costs, CEO separation related costs, and accounts receivable program fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages which, together with this press release, have been posted on Superior’s website through the “Investors” link at www.supind.com.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2019 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s Annual Report on Form 10-K for the year-ended December 31, 2018, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months
	1Q 2019	1Q 2018
Net Sales	$357.7	$386.4
Cost of Sales	324.6	336.4

Gross Profit	$33.1	$50.0
SG&A	14.5	22.4

Income From Operations	$18.6	$27.6
Interest Expense, net	(11.9)	(11.9)
Other Expense, net	(0.4)	(2.9)
Change in Fair Value of Preferred Derivative	0.6	0.9

Income Before Income Taxes	$6.9	$13.7
Income Tax Provision	(4.9)	(3.4)

Net Income	$2.0	$10.3
Earnings (Loss) Per Share:
Basic	$(0.24)	$0.07
Diluted	$(0.24)	$0.07
Weighted Average and Equivalent Shares
Outstanding for EPS (in Thousands):
Basic	25,034	24,936
Diluted	25,034	24,980

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	3/31/2019	12/31/2018
Current Assets	$381.6	$370.4
Property, Plant and Equipment, net	527.0	532.8
Intangibles and Other Assets	551.6	548.4

Total Assets	$1,460.2	$1,451.6

Current Liabilities	$187.5	$178.5
Long-Term Liabilities	749.0	741.5
Redeemable Preferred Shares	148.5	144.5
European Noncontrolling Redeemable Equity	12.2	13.8
Shareholders’ Equity	363.0	373.3

Total Liabilities and Shareholders’ Equity	$1,460.2	$1,451.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months Ended
	1Q 2019	1Q 2018
Net income	$2.0	$10.3
Depreciation and Amortization	23.3	24.4
Income tax, Non-cash changes	(1.7)	(8.5)
Stock-based Compensation	0.5	0.7
Debt Amortization	0.9	1.0
Other Non-cash items	2.3	1.0
Changes in Operating Assets and Liabilities:
Accounts Receivable	(31.3)	(33.2)
Inventories	7.5	(6.3)
Other Assets and Liabilities	9.7	3.0
Accounts Payable	5.3	12.6
Income Taxes	10.2	9.4

Cash Flow Provided by Operating Activities	$28.7	$14.4
Capital Expenditures	(13.4)	(22.7)
Proceeds from Sales and Maturities of Investments	1.5	—

Cash Flow Used by Investing Activities	($11.9)	($22.7)
Debt Repayment	(1.0)	(1.8)
Cash Dividends	(6.1)	(9.5)
Purchase of Non-controlling Redeemable Shares	(1.4)	—
Payments Related to Tax Withholdings for Stock-Based Compensation	(0.2)	(0.6)
Proceeds from Borrowings on Revolving Credit Facility	25.0	26.1
Repayments of Borrowings on Revolving Credit Facility	(25.0)	(26.1)

Cash Flow Used by Financing Activities	($8.7)	($11.9)
Effect of Exchange Rate on Cash	(2.0)	(2.9)

Net Change in Cash	$6.1	($23.1)
Cash - Beginning	47.5	46.4

Cash - Ending	$53.6	$23.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months
	1Q 2019	1Q 2018
Basic EPS Calculation(3)
Net Income	$2.0	$10.3
Less: Accretion of Preferred Stock	(4.0)	(4.1)
Less: Redeemable Preferred Stock Dividends	(3.8)	(3.9)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.6)

Numerator	$(5.9)	$1.7
Denominator: Weighted Avg. Shares Outstanding	25.0	24.9

Basic Earnings (Loss) Per Share	$(0.24)	$0.07

Diluted EPS Calculation(3)
Net Income	$2.0	$10.3
Less: Accretion of Preferred Stock	(4.0)	(4.1)
Less: Redeemable Preferred Stock Dividends	(3.8)	(3.9)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.6)

Numerator	$(5.9)	$1.7
Weighted Avg. Shares Outstanding-Basic	25.0	24.9
Dilutive Stock Options and Restricted Stock Units	—	0.1

Denominator: Weighted Avg. Shares Outstanding	25.0	25.0

Diluted Earnings (Loss) Per Share	$(0.24)	$0.07

(3)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended March 31, 2019 and March 31, 2018.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months
	1Q 2019	1Q 2018	Location on Income Statement
Before Tax Impact on Net Income
M&A and Integration	$(1.3)	$(3.2)	SG&A
Change in Fair Value of Preferred Derivative	0.6	0.9	Other Income

Total Impact on Net Income	$(0.7)	$(2.3)
After Tax Impact on Net Income	$(0.5)	$(2.0)
Impact on Earnings (Loss) Per Share	$(0.02)	$(0.08)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months
	1Q 2019	1Q 2018
Net Sales	$357.7	$386.4
Less: Aluminum Value and Outside Service Provider Costs	(164.9)	(179.0)

Value-Added Sales	$192.8	$207.4

Adjusted EBITDA	Three Months
	1Q 2019	1Q 2018
Net Income	$2.0	$10.3
Adjusting Items:
- Interest Expense, net	11.9	11.9
- Income Tax Provision	4.9	3.4
- Depreciation	16.5	17.5
- Amortization	6.8	6.8
- M&A, Integration and Factoring Fees(4)	1.7	3.2
- Change in Fair Value of Preferred Derivative	(0.6)	(0.9)

	$41.2	$41.9

Adjusted EBITDA	$43.2	$52.2

Outlook for Full Year 2019 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,420.0	$1,470.0
Less: Aluminum Value and Outside Service Provider Costs	(655.0)	(665.0)

Value-Added Sales Outlook	$765.0	$805.0

(4)

In the first quarter of 2019, we incurred approximately $0.5 million in integration costs, $0.8 million of restructuring costs and $0.4 million of AR factoring fees. In the first quarter of 2018, we incurred approximately $2.3 million in integration costs and $0.9 million of restructuring costs.